EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statement of Hi-Shear Industries Inc. and Subsidiaries on Form S-8 (File No. 2-81580) of our report, which includes an explanatory paragraph regarding certain litigation and a change in the method of accounting for income taxes, dated August 4, 1995 on our audits of the consolidated financial statements and financial statement schedule of Hi-Shear Industries Inc. and Subsidiaries as of May 31, 1995 and 1994, and for the years ended May 31, 1995, 1994 and 1993, which report is included in this Annual report on Form 10-K.

                                          COOPERS & LYBRAND L.L.P.

Los Angeles, California
August 24, 1995

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